FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-195439

Prospectus Supplement

Guaranteed Minimum Income Benefit to Guaranteed Withdrawal Benefit for Life Conversion Option

This Supplement describes a new conversion option we are making available to you in connection with your Accumulator® variable annuity contract guaranteed benefits. It contains important information that you should know before electing to convert your Guaranteed minimum income benefit to a Guaranteed withdrawal benefit for life or taking any other action under your contract.

NO ACTION IS REQUIRED ON YOUR PART

You are not required to elect this conversion option or take any action under your contract.

If you do not accept this conversion option, your contract and the guaranteed benefits you previously elected will continue unchanged.

You should carefully read this Supplement in conjunction with your Prospectus before deciding whether to elect this conversion option. By electing this conversion option, you will be giving up valuable guaranteed benefits in return for an alternative guaranteed benefit. If you have any questions about this conversion option, contact your financial professional or call us directly at 1-866-638-0550.

Inside
Prospectus Supplement Details	3
Appendix I
Information about the GMIB and GMDB	17
Appendix II
New Guaranteed Withdrawal Benefit for Life and Modified Death Benefit	22
Appendix III
Comparison of the GMIB and the New GWBL	29
Appendix IV
Comparison of the GMDB and Modified Death Benefit	30

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AXA Equitable Life Insurance Company

Supplement dated December 30, 2016 to the current Prospectuses for:

Accumulator®

Accumulator® PlusSM

Accumulator® EliteSM

Accumulator® SelectSM

This Supplement modifies certain information in the above referenced prospectuses, supplements to prospectuses and statements of additional information (collectively, the “Prospectus”) offered by AXA Equitable Life Insurance Company (“AXA Equitable”). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. This Supplement incorporates each Prospectus (including the Statement of

Additional Information in each Prospectus) by reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged.

The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center referenced in your Prospectus.

Guaranteed Minimum Income Benefit to Guaranteed Withdrawal Benefit for Life Conversion Option

This supplement describes a conversion option we are making available to you in connection with your Accumulator® variable annuity contract guaranteed benefits. It contains important information that you should know before electing this conversion option or taking any other action under your contract. You are not required to elect this conversion option or take any action under your contract. If you do not elect this conversion option, your contract and the guaranteed benefits you previously elected will continue unchanged. You should carefully read this supplement in conjunction with your Prospectus before deciding whether or not to elect this conversion option. If you have any questions about this option, contact your financial professional or call us directly at 1-866-638-0550.

What is this conversion option?

For a limited time, we are giving you the option to convert your Guaranteed minimum income benefit (the “GMIB”) into a guaranteed withdrawal benefit for life (the “New GWBL”) in return for terminating your GMIB and Guaranteed minimum death benefit (including the Standard death benefit, if applicable) (the “GMDB”) and accepting a modified death benefit (the “Modified DB”).

The New GWBL and Modified DB are explained below and described in full in Appendix II.

The New GWBL guarantees that you can take withdrawals from your contract up to a maximum amount per year as long as your contract is in force and your account value is greater than zero, and then receive annuity payments for the rest of your life once your account value reaches zero for any reason other than a New GWBL Excess withdrawal (as defined in “What happens if I elect this conversion option?” below and “Effect of New GWBL Excess withdrawals” in Appendix II).

About the GMIB and GMDB

The GMIB guarantees that, when you exercise the benefit, you will receive fixed lifetime income payments based on your GMIB benefit base, which increases, or “rolls up”, each year at a pre-determined rate (and is adjusted for withdrawals).

If you have a “Greater of” GMDB, you have a guaranteed death benefit amount based on your “Greater of” GMDB benefit base, which increases annually by the greater of a pre-determined roll-up rate and an annual ratchet calculation (and is adjusted for withdrawals). If you have the Annual Ratchet to Age 85 GMDB, you have a guaranteed death benefit amount based on your Annual Ratchet to age 85 GMDB benefit base, which is eligible for an annual increase based on an annual ratchet calculation (and is adjusted for withdrawals). If you have the Standard death benefit, you have a guaranteed death benefit amount that is equal to the higher of your account value or total contributions (adjusted for withdrawals).

For more information about the GMIB and GMDB, please see Appendix I.

For a comparison of the key features of the GMIB and the New GWBL, see “How does the New GWBL differ from the GMIB?” below.

For a comparison of the key features of your existing death benefit and the Modified DB, see “How does the Modified DB differ from the GMDB?” below.

Why am I eligible for this conversion option?

We are making this conversion option available to you because you are between the ages of 55 and 79 and, at the time you purchased your contract, you elected the GMIB and one of the GMDB options, and you declined to elect the version of the Guaranteed withdrawal benefit for life (the “Standard GWBL”) described in your Prospectus (which may also be called Principal Protector in your Prospectus). Other contract holders are not currently eligible to elect this conversion option.

Why is AXA Equitable providing this conversion option?

We believe that providing this conversion option can be mutually beneficial to both AXA Equitable and you or other contract owners who no longer need or want all or some of the guarantees provided by the GMIB and GMDB, and instead would prefer the ability to withdraw higher annual amounts from your contract without reducing your benefit base for as long as your account value remains greater than zero.

Specifically, the primary benefit to you of electing this conversion option is that the annual amount of the withdrawal that you can take from your contract without reducing your New GWBL benefit base (the “Guaranteed annual withdrawal amount”) will be higher than the maximum annual amount you can currently withdraw while preserving your GMIB benefit base (the “Maximum GMIB withdrawal amount”). You can continue withdrawing that higher amount until your contract terminates, which will occur upon the earlier of your account value falling to zero, contract surrender or the contract date anniversary after you turn 95. See “What happens if I elect this conversion option?” for more details.

We would gain a financial benefit because supporting the guarantees associated with the New GWBL and Modified DB features will be less costly to us than the amounts we are currently setting aside to support the guarantees associated with the GMIB and GMDB. Past market conditions and the ongoing low interest rate environment make continuing to provide the GMIB and GMDB costly to us.

What happens if I elect this conversion option?

If you elect this conversion option, your contract will change in the following ways:

Your GMIB will terminate and the New GWBL will be added to your contract. On the date we receive your election form and all other information necessary to process your election in good order (the “New GWBL Conversion Option Effective Date” or “Effective Date”), your GMIB benefit base amount will become your initial New GWBL benefit base amount. The New GWBL benefit base (which we also refer to as your “benefit base” in this section) is used to calculate your Guaranteed annual withdrawal amount. Similar to the GMIB benefit base, your New GWBL benefit base is not an account value or a cash value.

Your New GWBL benefit base will increase or decrease in the following circumstances:

If you decide to defer taking withdrawals, your benefit base will roll up daily at the same annual Roll-Up rate that is currently applied to your GMIB benefit base (the “GWBL Roll-Up”), until the earlier of the date of your first withdrawal or the contract date anniversary after you reach age 85. Once you take your first withdrawal or reach age 85, your benefit base will no longer roll up. See “GWBL Roll-Up” below for more information.

Your benefit base will not be reduced by withdrawals that do not exceed your Guaranteed annual withdrawal amount.

Your benefit base will be reduced by New GWBL Excess withdrawals. A “New GWBL

Excess withdrawal” is caused when you withdraw more than your Guaranteed annual withdrawal amount in any contract year. The portion of the first withdrawal that causes cumulative withdrawals in a contract year to exceed your Guaranteed annual withdrawal amount and the entire amount of each subsequent withdrawal in that contract year are considered New GWBL Excess withdrawals. For more information about the impact of New GWBL Excess withdrawals on your benefit base, see “Effect of New GWBL Excess withdrawals” in Appendix II.

Guaranteed annual withdrawal amount. Your initial Guaranteed annual withdrawal amount is calculated on the Effective Date, and is equal to a percentage (the “New GWBL withdrawal percentage”) of your GMIB benefit base on the contract date anniversary prior to your acceptance of the Conversion Option.

Any withdrawals taken during the contract year in which you convert to the New GWBL but prior to the Effective Date will count towards your initial Guaranteed annual withdrawal amount. This means that if the sum of those withdrawals exceeds your initial Guaranteed annual withdrawal amount, any withdrawals you take prior to your next contract date anniversary will be New GWBL Excess withdrawals.

The New GWBL withdrawal percentage that will apply to your contract will be 8.0%, which is two percentage points higher than the annual Roll-Up rate we currently apply to your GMIB benefit base of 6.0%.

In each subsequent contract year, your Guaranteed annual withdrawal amount is recalculated on your contract date anniversary, and is equal to the New GWBL withdrawal percentage of your New GWBL benefit base on that date.

The New GWBL withdrawal percentage that will apply to your contract will be

8.0%, which is two percentage points higher than the annual Roll-Up rate we currently apply to your GMIB benefit base of 6.0%.

Beginning with the contract year following the year in which you elect the conversion option, the Guaranteed annual withdrawal amount is guaranteed never to decrease for each year in which your account value does not fall to zero and there are no New GWBL Excess withdrawals. We will also recalculate your Guaranteed annual withdrawal amount as of the date of any New GWBL

Excess withdrawal, as described in “Guaranteed annual withdrawal amount” in Appendix II. The Guaranteed annual withdrawal amount is not cumulative. If you withdraw less than the Guaranteed annual withdrawal amount in any contract year, you may not add the remainder to your Guaranteed annual withdrawal amount in any subsequent year. The minimum amount of a single withdrawal is $300. Withdrawals will be taken pro rata from your investment options (as is the case with any withdrawals under the GMIB).

GWBL Roll-Up. Currently, your GMIB benefit base increases daily based on your annual GMIB Roll-Up rate. Upon election of the conversion option, you are eligible for the GWBL Roll-Up, whereby we will increase your New GWBL benefit base by a percentage of your benefit base that is equal to your current annual GMIB Roll-Up rate. (Investment options that currently roll up at 3.0% for purposes of calculating your GMIB benefit base will continue to do so after your conversion election.) The GWBL Roll-Up is calculated and added to your benefit base each day until you make a withdrawal from your contract. Once you make a withdrawal, the GWBL

Roll-Up will no longer apply. The GWBL Roll-Up will also no longer apply after the contract date anniversary following your 85th birthday, even if you have never taken a withdrawal.

Please note: Your eligibility for the GWBL Roll-Up is not affected by any withdrawals taken prior to your election of the conversion option, including withdrawals during the contract year prior to the Effective Date.

Your GMDB will become a modified death benefit. Your GMDB will no longer be in effect and will be replaced by a new death benefit (the “Modified DB”). The value of your GMDB benefit base on the Effective Date will become your Modified DB benefit base. This benefit base will no longer increase, even if you defer taking withdrawals under the New GWBL, and will be reduced by any subsequent withdrawals you make, as follows:

If you had a “Greater of” GMDB, until age 85 your Modified DB benefit base (i) will not be reduced by withdrawals you make up to the amount of your Guaranteed annual withdrawal amount; and (ii) will be reduced on a pro rata basis by the amount of any New GWBL Excess withdrawal in excess of your Guaranteed annual withdrawal amount and all subsequent

New GWBL Excess withdrawals in a given year.

Beginning in the contract year in which you turn 85, your Modified DB benefit base will be reduced (i) on a dollar-for-dollar basis by withdrawals you make up to the amount of your Guaranteed annual withdrawal amount; and (ii) on a pro rata basis by the amount of any

New GWBL Excess withdrawal in excess of your Guaranteed annual withdrawal amount and all subsequent New GWBL Excess withdrawals in a given year.

“Reduction on a pro rata basis” means that we calculate the percentage of your account value that is being withdrawn in excess of your Guaranteed annual withdrawal amount, and we reduce your benefit base by that percentage. For example, assume your account value is $60,000, your Modified DB benefit base is $100,000 and your guaranteed annual withdrawal amount is $8,000. If you withdraw $11,000, the $3,000 excess portion of that withdrawal represents 5.0% of your account value immediately prior to the withdrawal, and will reduce your Modified DB benefit base benefit by 5.0%, or $5,000, to $95,000.

If you had the Standard or Annual Ratchet to age 85 death benefit, your Modified DB benefit base will be reduced on a pro rata basis by any withdrawals you make.

Similar to your GMDB, the Modified DB will terminate without value if your account value falls to zero for any reason, or if you surrender or annuitize your contract. Otherwise, on the contract date anniversary after you turn 95, the Modified DB will terminate without value. For a comparison of the key features of your current GMDB and the Modified DB, see “How does the Modified DB differ from the GMDB?”below. For additional information about your current GMDB, see your Prospectus and Appendix I to this Supplement.

If you previously elected the earnings enhancement benefit (“EEB”, also referred to as “Protection PlusSM”), it will remain in force upon election of this conversion option.

Your annuity payments will likely be lower when your account value falls to zero. Annuity purchase factors are the factors applied to determine your periodic payments once your account value falls to zero for any reason other than a New GWBL excess withdrawal (as discussed further in “What happens if my account value falls to zero after I elect this conversion option?”), on your annuity maturity date or if you otherwise elect to annuitize your contract. Annuity purchase factors are based on interest rates, mortality tables, frequency of payments, the form of annuity benefit, and the owner’s (and any joint owner’s) age and sex in certain instances.

If your account value falls to zero for any reason other than a New GWBL Excess withdrawal, or if your contract is automatically annuitized upon reaching your annuity maturity date, the minimum annuity purchase factors that we will apply to your New GWBL benefit base are specified in your New GWBL contract endorsement. These annuity purchase factors will likely be lower than the annuity purchase factors we would apply to your GMIB benefit base had you retained the GMIB. This means that, following annuitization of your contract, the lifetime annuity payments you receive will likely be lower than those you would receive had you exercised the GMIB. The lifetime annuity payments you receive will also likely be lower than the Guaranteed annual withdrawal amounts you were able to withdraw under the New GWBL prior to annuitization.

If your account value falls to zero due to a New GWBL Excess withdrawal, your contract terminates without value, as discussed in “What happens if my account value falls to zero after I elect this conversion option?”

Please note: Because the Guaranteed annual withdrawal amount is higher than the Maximum

GMIB withdrawal amount, taking the Guaranteed annual withdrawal amount from your contract each year will cause your account value to fall to zero faster than if you currently withdraw the

Maximum GMIB withdrawal amount each year.

If you decide to annuitize your contract prior to your account value going to zero, we will apply the higher of (i) the current annuity purchase factors or (ii) the guaranteed annuity purchase factors specified in your contract to your account value to determine your periodic payments.

How does the New GWBL differ from the GMIB?

The primary purpose of the GMIB is to enable you to increase the value of your benefit base over time by foregoing withdrawals until you are eligible to exercise the GMIB. By contrast, the primary purpose of the New GWBL is to enable you to take regular withdrawals from your contract while maintaining the value of your benefit base.

Despite this fundamental difference between the GMIB and New GWBL, flexibility built into the design of each of these riders means they can serve similar purposes in practice. Specifically:

If you have the GMIB, you can take regular withdrawals from your contract while preserving the value of your GMIB benefit base, as long as your GMIB benefit base continues to roll up.

If you have the New GWBL, you can forego withdrawals and thereby increase the value of your New GWBL benefit base, as long as the conditions of the GWBL Roll-Up are met.

As described in “What happens if I elect this conversion option?” below, if you are currently taking withdrawals from your contract or are thinking about doing so in the near future, the primary advantage of electing the conversion option is that, for as long as your contract is inforce, your Guaranteed annual withdrawal amount will be higher than the Maximum GMIB withdrawal amount. This is because your New GWBL Withdrawal percentage will be two percentage points higher than your GMIB Roll-Up rate.

Please see Appendix III for a comparison of the GMIB and New GWBL.

The primary purpose of the New GWBL is to enable you to take regular withdrawals from your contract while maintaining the value of your benefit base.

How does the Modified DB differ from the GMDB?

Please see Appendix IV for a comparison of your existing GMDB (which is one of the “Greater of” GMDB options, the Annual Ratchet to age 85 death benefit or the Standard death benefit) and the Modified DB.

How does electing this conversion option affect the charges I will pay under my contract?

The charges you are currently paying for the GMIB and GMDB (if any) are specified in your contract and in the letter that accompanied this Supplement.

The percentage charge you will pay for the New GWBL is the same as the percentage charge you are currently paying for the GMIB.

The percentage charge you will pay for the death benefit is as follows:

If you previously had the “Greater of” 6% (or 4%, if applicable) Roll-Up to age 85 GMDB for which you paid a charge of 0.80%, you will pay a reduced annual charge of 0.55% for the Modified DB beginning on your next contract date anniversary.

If you previously had the “Greater of” 6% (or 4%, if applicable) Roll-Up to age 85 GMDB for which you paid a charge of 0.65%, you will pay a reduced annual charge of 0.40% for the Modified DB beginning on your next contract date anniversary.

If you previously had the “Greater of” 6% (or 4%, if applicable) Roll-Up to age 85 GMDB for which you paid a charge of 0.60%, you will pay a reduced annual charge of 0.35% for the Modified DB beginning on your next contract date anniversary.

If you previously had the Annual Ratchet to age 85 death benefit, you will continue to pay the same annual charge of 0.25% for the Modified DB.

If you previously had the Standard death benefit (for which there is no charge), there is no annual charge for the Modified DB.

There is no change to the charge for the EEB.

Under the terms of your contract, you may currently be paying, or required to pay, withdrawal charges for certain withdrawals. If you elect the conversion option, we will waive all withdrawal charges for future withdrawals you take from your contract.

What happens if my account value falls to zero after I elect this conversion option?

Currently, if your account value falls to zero and your no-lapse guarantee is in effect, your Guaranteed minimum income benefit will be exercised automatically, based on the owner’s (or older joint owner’s, if applicable) current age, the GMIB benefit base and the applicable GMIB annuity purchase factors.

You will be issued and receive your GMIB payments under a supplementary life annuity contract or alternatively, we may make the Lump Sum Payment Option available to you at our discretion, in which case we will notify you and the lump sum will be paid only if you elect that option. See “Guaranteed Benefit Lump Sum Payment Option” in the “Contract features and benefits” section of your Prospectus for more information.

If you elect the conversion option and subsequently your account value falls to zero, either due to a withdrawal or surrender that is not a New GWBL Excess withdrawal, your contract will terminate. Unless you elect the Lump Sum Payment Option (described below), you will be issued and receive annual payments under a supplementary life annuity contract, beginning on your next contract date anniversary. The amount of these payments will be based on the owner’s (or younger joint owner’s, if applicable) age on the date the account value fell to zero, your New GWBL benefit base and the applicable annuity purchase factors. If you were taking withdrawals through a “Maximum payment plan” or “Customized payment plan,” we will pay any remaining balance of your new annual payment amount for the current contract year in a lump sum, and then continue your new payments at the same frequency on your next contract date anniversary. If you were taking unscheduled partial withdrawals, we will pay any remaining balance of your new annual payment amount for the current contract year in a lump sum, and then continue your new payments on your next contract date anniversary.

Please note: Because the Guaranteed annual withdrawal amount under the New GWBL is higher than the annual amount you can withdraw currently while preserving your GMIB benefit base, taking the full

Guaranteed annual withdrawal amount each year will likely result in your account value going to zero faster than it would if you are currently taking withdrawals that preserve your GMIB benefit base. The annual payments you will receive under the supplemental life annuity contract after your account value goes to zero will be lower than (i) the Guaranteed annual withdrawal amount you would be able to withdraw prior to your account value going to zero and (ii) the amount you can currently withdraw with the GMIB prior to your account value going to zero. See “How can I evaluate whether to elect this conversion option?” for examples that compare withdrawals and annuity payments over time based on whether an owner elects or declines to elect the conversion option.

If you elect the conversion option and subsequently your account value falls to zero due to a New

GWBL Excess withdrawal, your contract terminates without value. You will receive no further payments or benefits. If a GWBL Excess withdrawal results in a withdrawal that equals more than 90% of your cash value or reduces your contract’s cash value to less than $500, we will treat your request as a surrender of your contract even if your New GWBL benefit base is greater than zero, and your contact will terminate without value.

As with your GMDB, if your account value falls to zero for any reason, the Modified DB and EEB (if applicable) terminate without value.

At our discretion, we may make the Lump Sum Payment Option available to you if your account value falls to zero for any reason other than a New GWBL Excess withdrawal. If we make this option available to you, we will notify you and the lump sum will be paid only if you elect that option.

Will there be restrictions on the variable investment options I can select if I elect this conversion option?

The same set of investment options currently available to you, including any restrictions on your choice of variable investment options that resulted from your election of the GMIB, will continue to apply if you elect to convert to the New GWBL.

How can I evaluate whether to elect this conversion option?

You must decide between: (1) keeping your GMIB and GMDB and leaving your contract unchanged; or (2) terminating your GMIB and GMDB and electing the New GWBL and Modified DB.

When you purchased your contract, you made a determination that the GMIB and GMDB were important to you based on your personal circumstances at that time. When evaluating this conversion option, you should consider whether the guaranteed ability to withdraw higher annual amounts from your contract until your account value goes to zero is now more valuable to you than the guarantees provided by the GMIB and GMDB, given your personal circumstances today and your future needs. You should take into account that, should your contract be annuitized, the applicable annuity purchase factors used to determine your lifetime annuity payments may be lower than those that would be applied if you exercise the GMIB.

You should also consider the following factors:

How long you intend to keep your contract;

Whether, given your current state of health, you believe you are likely to live to enjoy the income provided by the GMIB;

The amount of your GMDB benefit base and whether it is important for you to leave a guaranteed minimum death benefit from your contract to your beneficiaries;

Taking the Guaranteed annual withdrawal amount from your contract each year would cause your account value to fall to zero faster than withdrawing the Maximum GMIB withdrawal amount each year;

Consider whether the guaranteed ability to withdraw higher annual amounts from your contract until your account value goes to zero is now more valuable to you than the guarantees provided by the GMIB and GMDB, given your personal circumstances today and your future needs.

Whether you would prefer to pay a lower annual charge for a modified death benefit; and

Whether your need for withdrawals from this contract is more than you could withdraw without disproportionately reducing your GMIB benefit base.

You should assess your own situation to decide whether to elect the conversion option. The GMIB cannot be reinstated once terminated, and you cannot revert to the GMDB once the Modified DB takes effect. In considering the factors above, and any other factors you believe relevant, you may wish to consult with your named beneficiaries, and your financial professional and other advisors. We cannot provide investment advice to you, including how to weigh any relevant factors for your particular situation. We cannot provide any advice regarding future contract account value, including whether investment options under your contract will experience market gains or losses.

You should consider not electing this conversion option if:

You plan to take withdrawals in excess of your Guaranteed annual withdrawal amount because those withdrawals may significantly reduce or eliminate the value of the benefit (see Appendix II for information about the effect of New GWBL Excess withdrawals on your New GWBL benefit base);

You are not interested in taking withdrawals prior to the contract’s maturity date; or

You plan to use the GWBL for withdrawals prior to age 59 1/2, as the taxable amount of the withdrawal may be subject to an additional 10% federal income tax penalty unless you qualify for an exception. See the “Tax Information” section of your Prospectus for more information.

If you plan to elect the conversion option and are currently taking withdrawals, you should consider whether or not to take a withdrawal prior to electing the conversion option if you wish to take advantage of the GWBL Roll-up feature once your New GWBL is in effect.

Examples

The following examples may help you in determining whether to elect the conversion option.

Example 1: Owner who is currently taking withdrawals

Assume the contract owner is a 67-year old male who elected the GMIB with a 6% Roll-Up rate and the Greater of GMDB at contract issue but did not elect the EEB. Further assume that the owner is currently taking annual withdrawals of 6% of the prior year’s GMIB benefit base. The following table compares the impact of the owner maintaining the GMIB and GMDB or converting to the New GWBL and Modified DB:

Assume that all of the account value is invested in investment options that achieve investment returns at a constant net annual rate of 5% (i.e., after any investment management and other fees are deducted from the underlying investment option assets).

	If contract owner maintains the GMIB				If contract owner converts to the New GWBL
Year	Contract Account Value	GMIB Benefit Base	Annual Withdrawal Amount	GMDB Benefit Base	Contract Account Value	New GWBL Benefit Base	Annual Withdrawal Amount	Modified DB Benefit Base
0	$100,000	$160,000	$9,600	$160,000	$100,000	$160,000	$12,800	$160,000
1	$92,840	$160,000	$9,600	$160,000	$89,880	$160,000	$12,800	$160,000
2	$85,322	$160,000	$9,600	$160,000	$79,254	$160,000	$12,800	$160,000
3	$77,428	$160,000	$9,600	$160,000	$68,097	$160,000	$12,800	$160,000
4	$69,140	$160,000	$9,600	$160,000	$56,382	$160,000	$12,800	$160,000
5	$60,436	$160,000	$9,600	$160,000	$44,051	$160,000	$12,800	$160,000
6	$51,298	$160,000	$9,600	$160,000	$31,103	$160,000	$12,800	$160,000
7	$41,673	$160,000	$9,600	$160,000	$17,508	$160,000	$12,800	$160,000
8	$31,567	$160,000	$9,600	$160,000	$3,234	$160,000	$12,800	$160,000
9	$20,955	$160,000	$9,600	$160,000	$0	$0	$8,000**	$0
10	$9,813	$160,000	$9,600	$160,000	$0	$0	$8,000**	$0
11	$0	$0	$10,480*	$160,000	$0	$0	$8,000**	$0
12	$0	$0	$10,480*	$0	$0	$0	$8,000**	$0
These examples are hypothetical and provided for illustrative purposes only. They are not intended to represent your particular situation.

* In year 11 the account value falls to zero and the GMIB is automatically exercised. The contract owner will receive lifetime annual payments of $10,480 under a supplementary life annuity contract.

** In year 9 the account value falls to zero and the owner will receive lifetime annual payments of $8,000 under a supplementary life annuity contract.

Example 2: Owner not planning to take withdrawals for two more years

Assume the contract owner is a 67-year old male who elected the GMIB with a 6% Roll-Up rate and the greater of GMDB at contract issue but did not elect the EEB. Further assume that the owner is not currently taking withdrawals and plans to continue deferring withdrawals for at least 2 years. The following table compares the impact of the owner maintaining the GMIB and GMDB or converting to the New GWBL and Modified DB.

Assume that all of the account value is invested in investment options that achieve investment returns at a constant net annual rate of 5% (i.e., after any investment management and other fees are deducted from the underlying investment option assets).

	If contract owner maintains the GMIB				If contract owner converts to the New GWBL
Year	Contract Account Value	GMIB Benefit Base	Annual Withdrawal Amount	GMDB Benefit Base	Contract Account Value	New GWBL Benefit Base	Annual Withdrawal Amount	Modified DB Benefit Base
0	$100,000	$160,000	$0	$160,000	$100,000	$160,000	$0	$160,000
1	$102,795	$160,000	$0	$169,600	$103,258	$169,600	$0	$160,000
2	$105,598	$169,600	$10,787	$179,776	$106,612	$179,776	$14,382	$160,000
3	$97,215	$179,776	$10,787	$179,776	$95,033	$179,776	$14,382	$160,000
4	$88,413	$179,776	$10,787	$179,776	$82,875	$179,776	$14,382	$160,000
5	$79,170	$179,776	$10,787	$179,776	$70,109	$179,776	$14,382	$160,000
6	$69,466	$179,776	$10,787	$179,776	$56,704	$179,776	$14,382	$160,000
7	$59,276	$179,776	$10,787	$179,776	$42,600	$179,776	$14,382	$160,000
8	$48,577	$179,776	$10,787	$179,776	$27,790	$179,776	$14,382	$160,000
9	$37,313	$179,776	$10,787	$179,776	$12,240	$179,776	$14,382	$160,000
10	$25,485	$179,776	$10,787	$179,776	$0	$0	$8,989**	$0
11	$13,067	$179,776	$10,787	$179,776	$0	$0	$8,989**	$0
12	$27	$179,776	$10,787	$179,776	$0	$0	$8,989**	$0
13	$0	$0	$12,461*	$0	$0	$0	$8,989**	$0
These examples are hypothetical and provided for illustrative purposes only. They are not intended to represent your particular situation.

* In year 13 the account value falls to zero and the GMIB is automatically exercised. The contract owner will receive lifetime annual payments of $12,461 under a supplementary life annuity contract.

** In year 10 the account value falls to zero and the owner will receive lifetime annual payments of $8,989 under a supplementary life annuity contract.

Example 3: Owner who is currently taking withdrawals

Assume the contract owner is a 67-year old male who elected the GMIB with a 6% Roll-Up rate and the Greater of GMDB at contract issue but did not elect the EEB. Further assume that the owner is currently taking annual withdrawals of 6% of the prior year’s GMIB benefit base. The following table compares the impact of the owner maintaining the GMIB and GMDB or converting the GMIB to the

New GWBL and Modified DB.

Assume that all of the account value is invested in investment options that achieve investment returns at a constant net annual rate of 0% (i.e., after any investment management and other fees are deducted from the underlying investment option assets).

	If contract owner maintains the GMIB					If contract owner converts to the New GWBL
Year	Contract Account Value	GMIB Benefit Base	Annual Withdrawal Amount	GMDB Benefit Base	Contract Account Value	New GWBL Benefit Base	Annual Withdrawal Amount	Modified DB Benefit Base
0	$100,000	$160,000	$9,600	$160,000	$100,000	$160,000	$12,800	$160,000
1	$88,320	$160,000	$9,600	$160,000	$85,520	$160,000	$12,800	$160,000
2	$76,640	$160,000	$9,600	$160,000	$71,040	$160,000	$12,800	$160,000
3	$64,960	$160,000	$9,600	$160,000	$56,560	$160,000	$12,800	$160,000
4	$53,280	$160,000	$9,600	$160,000	$42,050	$160,000	$12,800	$160,000
5	$41,570	$160,000	$9,600	$160,000	$27,540	$160,000	$12,800	$160,000
6	$29,860	$160,000	$9,600	$160,000	$13,030	$160,000	$12,800	$160,000
7	$18,150	$160,000	$9,600	$160,000	$0	$0	$8,000**	$0
8	$6,440	$160,000	$9,600	$160,000	$0	$0	$8,000**	$0
9	$0	$0	$9,930*	$0	$0	$0	$8,000**	$0
These examples are hypothetical and provided for illustrative purposes only. They are not intended to represent your particular situation.

* In year 9 the account value falls to zero and the GMIB is automatically exercised. The contract owner will receive lifetime annual payments of $9,930 under a supplementary life annuity contract.

** In year 7 the account value falls to zero and the owner will receive lifetime annual payments of $8,000 under a supplementary life annuity contract.

Example 4: Owner not planning to take withdrawals for two more years

Assume the contract owner is a 67-year old male who elected the GMIB with a 6% Roll-Up rate and the greater of GMDB at contract issue but did not elect the EEB. Further assume that the owner is not currently taking withdrawals and plans to continue deferring withdrawals for at least 2 years. The following table compares the impact of the owner maintaining the GMIB and GMDB or converting the

GMIB to the New GWBL and Modified DB.

Assume that all of the account value is invested in investment options that achieve investment returns at a constant net annual rate of 0% (i.e., after any investment management and other fees are deducted from the underlying investment option assets).

	If contract owner maintains the GMIB				If contract owner converts to the New GWBL
Year	Contract Account Value	GMIB Benefit Base	Annual Withdrawal Amount	GMDB Benefit Base	Contract Account Value	New GWBL Benefit Base	Annual Withdrawal Amount	Modified DB Benefit Base
0	$100,000	$160,000	$0	$160,000	$100,000	$160,000	$0	$160,000
1	$97,795	$169,600	$0	$169,600	$98,258	$169,600	$0	$160,000
2	$95,458	$179,776	$10,787	$179,776	$96,449	$179,776	$14,382	$160,000
3	$82,334	$179,776	$10,787	$179,776	$80,258	$179,776	$14,382	$160,000
4	$69,211	$179,776	$10,787	$179,776	$64,068	$179,776	$14,382	$160,000
5	$56,087	$179,776	$10,787	$179,776	$47,847	$179,776	$14,382	$160,000
6	$42,934	$179,776	$10,787	$179,776	$31,627	$179,776	$14,382	$160,000
7	$29,780	$179,776	$10,787	$179,776	$15,406	$179,776	$14,382	$160,000
8	$16,626	$179,776	$10,787	$179,776	$0	$0	$8,989**	$0
9	$3,473	$179,776	$10,787	$179,776	$0	$0	$8,989**	$0
10	$0	$0	$11,458*	$0	$0	$0	$8,989**	$0
These examples are hypothetical and provided for illustrative purposes only. They are not intended to represent your particular situation.

* In year 10 the account value falls to zero and the GMIB is automatically exercised. The contract owner will receive lifetime annual payments of $11,458 under a supplementary life annuity contract.

** In year 8 the account value falls to zero and the owner will receive lifetime annual payments of $8,989 under a supplementary life annuity contract.

Can I still make contributions to my contract after I elect this conversion option?

After electing this option, you will not be able to make any further contributions to your contract. This means that you cannot increase your New GWBL benefit base by making additional contributions.

When will my election take effect?

If you elect this conversion option, we will convert your GMIB to the New GWBL on the Effective Date. Your GMDB will be terminated and the Modified DB will take effect on the Effective Date as well. We are not able to process your election of this option on (i) a non-business day or (ii) your contract date anniversary, and we will not consider your election of this option to be in good order if we receive it on such a day. If we receive your election on such a day and it is otherwise complete, your election will be processed on the next available business day.

An election letter is included with this Supplement. You have a limited time period to elect this conversion option. The election letter indicates the deadline by which you can elect this option. If we do not receive your election before the deadline, we will consider you to have declined to elect this option. Your contract will continue unchanged, and your GMIB and GMDB will remain in effect.

What are the tax consequences of electing this conversion option?

Electing this conversion option will not give rise to a taxable event. Any withdrawals you take under the New GWBL will receive the same tax treatment as withdrawals taken under your contract if you do not elect this option. See “Withdrawals made before annuity payments begin” in the “Tax information” section of your Prospectus for more information. If you elect this conversion option and you are currently enrolled in our “substantially equal withdrawals” option (which are also referred to as 72(t) or 72(q) withdrawals), you may need to defer taking larger withdrawals for a number of years to avoid negative tax consequences, unless you qualify for an exception. Please speak to your tax adviser or financial professional for more information.

How does electing this conversion option affect the rights of my beneficiaries after I die?

In general, if you elect this conversion option, there will be no change to the rights and options of joint owners, spouses and other beneficiaries of your contract, which are described in the “Payment of death benefit” section of your Prospectus. Accordingly, if your account value is greater than zero and your spouse is under age 85 and elects to take over the contract after your death:

He or she will be permitted to continue taking withdrawals under the New GWBL;

The Modified DB is terminated and the death benefit payable on the death of your spouse will become the account value as of the date of your death, reduced on a pro rata basis by any withdrawals taken after the date of your death; and

If the account value falls to zero, your spouse will be issued and receive annual payments under a supplementary life annuity contract. The amount of these payments will be based on your spouse’s age and the New GWBL benefit base on the date the account value fell to zero, and on the applicable annuity purchase factors.

If your beneficiary elects the Beneficiary Continuation Option, the New GWBL will terminate and there will be no death benefit. You can find information about the Beneficiary Continuation option in the “Payment of death benefit” section of your Prospectus.

Would electing this option impact my current automatic withdrawal services or payment plans?

If you are enrolled in the dollar-for-dollar withdrawal service, your enrollment will terminate if you accept the conversion option. Systematic withdrawals will also terminate if you accept the conversion option. Payments under the automatic required minimum distribution service and substantially equal withdrawals option will not be affected if you accept the conversion option. If you wish to re-enroll in an automated withdrawal service or elect an automatic payment plan that will ensure your systematic withdrawals do not exceed your Guaranteed annual withdrawal amount, call us at 1-800-789-7771.

How do I elect this conversion option?

To elect this option, complete the election form included with this Supplement. Please complete, sign and date the election form and return it to us at the following address:

AXA Equitable Life Insurance Company

Retirement Service Solutions 500 Plaza Drive, 6th Floor Secaucus, NJ 07094

Or you may fax the election form to us at 1-816-701-4960.

The Effective Date will not occur until all applicable requirements are satisfied. If you make an election but it is not completed by the deadline indicated in your election letter due to your failure to provide sufficient information, or for any other reason beyond our control, your election will not be effective. We must receive your election of this option no later than the date specified in your option election letter.

More information about electing this conversion option

If you decide to elect the GMIB to New GWBL conversion option, you will receive an endorsement to your contract that adds the New GWBL and Modified DB and terminates your GMIB and GMDB. If you are currently taking withdrawals but plan to take advantage of the GWBL Roll-up feature once your New GWBL is in effect, you should consider whether or not to take a withdrawal prior to electing the conversion option based on your needs.

You will not incur any new fees or charges as a result of electing this option. All expenses we incur in connection with our providing this option, including legal, accounting and other fees and expenses, will be paid by us and have no effect on your contract regardless of whether or not you elect this option. Financial professional compensation. Although we do not directly compensate your financial professional based on your election of this conversion option, your financial professional may receive payments that may provide an incentive in recommending whether or not you should elect this conversion option. For example, if you decide to maintain your GMIB and withdraw amounts from your contract that are lower than the amounts you could withdraw from your contract if you had the

New GWBL, your account value may be higher and the total dollar amount of any ongoing annual compensation to your financial professional and his or her firm may be higher. You should contact your financial professional for information about the compensation he or she receives. For additional information about compensation paid to your financial professional, see “Distribution of the contracts” in the “More information” section of your Prospectus.

This conversion option is only available for eligible contract owners as indicated in the “Why am I eligible for this conversion option?” section. It is not available for all contracts, in all states, at all times or through all financial intermediaries. We may suspend, modify, or terminate the availability of this conversion option at any time. In the future, we may make new, additional or modified options available in connection with these benefits with different terms that may be more or less favorable than the terms described in this Supplement. In other words, we may make an option available to a group of contract owners based on the withdrawal rates indicated on your election form, and, in the future, make another conversion option available with higher or lower withdrawal rates to the remaining contract owners in the same group. If you elect the conversion option, upon termination of your GMIB and GMDB, you may not be eligible for any future options or offers related to those types of guaranteed benefits, even if such future option or offer would have included different payment options or incentives.

If you have any questions about this conversion option or would like a copy of the current Prospectus for your contract, contact your financial professional or call us directly at 1-866-638-0550. In considering whether to elect this option or not, you may wish to consult with your named beneficiaries and your financial professional or other advisor.

Appendix I

Information about the GMIB and GMDB

Following is a summary of the Guaranteed minimum income benefit (“GMIB”) and Guaranteed minimum death benefit (“GMDB”) riders. Please see your Prospectus for complete information about the GMIB and GMDB. Please see the letter that accompanied this Supplement for the specific version of each rider you elected when you purchased your contract and the charges you are currently paying

(if applicable) for each rider.

Guaranteed minimum income benefit

The GMIB guarantees you a minimum amount of fixed income under your choice of a life annuity fixed pay-out option or a life with a period certain payout option. You choose which of these payout options you want and whether you want the option to be paid on a single or joint life basis at the time you exercise your GMIB. The maximum period certain available under the life with a period certain payout option is 10 years.

When you exercise the GMIB, the lifetime income payments that you will receive will be based on the greater of: (i) your GMIB, which is calculated by applying your Guaranteed minimum income benefit base (described below), less any applicable withdrawal charge remaining, to GMIB guaranteed annuity purchase factors, or (ii) the income provided by applying your account value to our then current annuity purchase factors or base contract guaranteed annuity purchase factors. You may also elect to receive monthly or quarterly payments, in which case the aggregate payments you receive in a contract year will be less than what you would have received if you had elected an annual payment, as monthly and quarterly payments reflect the time value of money with regard to both interest and mortality. The benefit base is applied only to the guaranteed annuity purchase factors under the GMIB in your contract and not to any other guaranteed or current annuity purchase rates. Your account value is never applied to the guaranteed annuity purchase factors under GMIB. The amount of income you actually receive will be determined when we receive your request to exercise the benefit. When you elect to receive lifetime income, your contract (including its death benefit and any account or cash values) will terminate and you will receive a new contract for the annuity payout option. GMIB “no lapse guarantee”. In general, if your account value falls to zero (except as discussed below, if your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6% of the Roll-Up benefit base as of the beginning of the contract year), the Guaranteed minimum income benefit will be exercised automatically, based on the owner’s (or older joint owner’s, if applicable) current age and benefit base, as follows:

You will be issued a supplementary contract based on a single life with a maximum 10 year period certain. Payments will be made annually starting one year from the date the account value fell to zero. Upon exercise, your contract (including the Guaranteed minimum death benefit, any other guaranteed benefits and any account or cash values) will terminate.

You will have 30 days from the day we notify you to change the payout option and/or the payment frequency.

If your no lapse guarantee is no longer in effect and your account value subsequently falls to zero, your contract will terminate without value, and you will lose the Guaranteed minimum income benefit, Guaranteed minimum death benefit and any other guaranteed benefits.

The no lapse guarantee will terminate under the following circumstances:

If your account value falls to zero due to a withdrawal that causes your total contract year withdrawals to exceed 6% of the Roll-Up to age 85 benefit base (as of the beginning of the contract year);

If your aggregate withdrawals during any contract year exceed 6% of the Roll-Up benefit base (as of the beginning of the contract year)

Upon the contract date anniversary following the owner (or older joint owner, if applicable, or annuitant under certain contracts) reaching age 85.

Please note: That if you participate in our Automatic RMD service, an automatic withdrawal under that program will not cause the no lapse guarantee to terminate even if a withdrawal causes your total contract year withdrawals to exceed 6% of your Roll-Up benefit base.

Exercise rules. Eligibility to exercise the GMIB is based on the owner’s (or older joint owner’s, if applicable) or, in some contracts, the annuitant’s age, as follows:

If you (or the annuitant, if applicable) were at least age 20 and no older than age 44 when the contract was issued, you are eligible to exercise the GMIB within 30 days following each contract date anniversary beginning with the 15th contract date anniversary.

If you (or the annuitant, if applicable) were at least age 45 and no older than age 49 when the contract was issued, you are eligible to exercise the GMIB within 30 days following each contract date anniversary after age 60.

If you (or the annuitant, if applicable) were at least age 50 and no older than age 75 when the contract was issued, you are eligible to exercise the GMIB within 30 days following each contract date anniversary beginning with the 10th contract date anniversary.

If you reset the Roll-Up benefit base (as described below), your new exercise date will be the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the waiting period.

Daily Roll-Up. Your GMIB and, if elected, “Greater of” death benefit bases increase, or “roll-up”, each day based on the effective annual Roll-Up rate associated with your benefits and selected investment options. The Roll-Up amount is calculated as the equivalent daily percentage of each benefit base, and then added to that benefit base.

Guaranteed minimum death benefit

Your contract provides a standard death benefit. The standard death benefit is equal to your total contributions, adjusted for any withdrawals (including any applicable withdrawal charges). The following enhanced death benefits were also available for election when your contract was issued:

Annual Ratchet to age 85

Greater of 6% (or 4%, if applicable) Roll-Up to age 85 or Annual Ratchet to age 85 These enhanced death benefits, together with the standard death benefit, comprise the Guaranteed minimum death benefits available under the contract. Each enhanced death benefit is equal to its corresponding benefit base described below in “Guaranteed minimum death benefit and Guaranteed minimum income benefit base.” Once you have made your enhanced death benefit election, you may not change or voluntarily terminate your death benefit.

If you elected one of the enhanced death benefits, the death benefit is equal to your account value (without adjustment for any otherwise applicable negative market value adjustment) as of the date we receive satisfactory proof of the owner’s (or older joint owner’s, if applicable) death, any required instructions for the method of payment, information and forms necessary to effect payment, or your elected enhanced death benefit on the date of the owner’s (or older joint owner’s, if applicable) death, adjusted for any subsequent withdrawals (including any applicable withdrawal charges), whichever provides the higher amount. See “Payment of death benefit” in your Prospectus for more information.

Guaranteed minimum death benefit base and Guaranteed minimum income benefit base

The Guaranteed minimum death benefit base and the Guaranteed minimum income benefit base (which we refer to as your “benefit base” in this section) is used to calculate the Guaranteed minimum income benefit and the death benefits. The Guaranteed minimum income benefit and any enhanced death benefit will be calculated as described below whether these options are elected individually or in combination. Your benefit base is not an account value or a cash value. See also “Guaranteed minimum death benefit” below.

Standard death benefit. Your benefit base is equal to:

Your initial contribution and any additional contributions to the contract; less a deduction that reflects any withdrawals you make (including any applicable withdrawal charges). The amount of this deduction is described under “Accessing your money” in your Prospectus. The amount of any withdrawal charge is described under “Withdrawal charge” in “Charges and expenses” in your Prospectus. Please note: That withdrawal charges do not apply to Accumulator® SelectSM contracts.

6% (or 4%, if applicable) Roll-Up to age 85 (used for the Greater of 6% Roll-Up to age 85 or Annual

Ratchet to age 85 enhanced death benefit, AND for the Greater of 4% Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit AND for the Guaranteed minimum income benefit).

Your benefit base is equal to:

Your initial contribution and any additional contributions to the contract; plus

Daily roll-up; less

A deduction that reflects any withdrawals you make (including any applicable withdrawal charges).

The amount of this deduction is described under “Accessing your money” and the section entitled

“Charges and expenses” in your Prospectus. The amount of any withdrawal charge is described under “Withdrawal charge” in “Charges and expenses” in your Prospectus. Please note: That withdrawal charges do not apply to Accumulator® SelectSM contracts.

The effective annual roll-up rate credited to this benefit base is:

6% (or 4%, if applicable) with respect to the variable investment options (including amounts allocated to the account for special money market dollar cost averaging under Accumulator® PlusSM and Accumulator® SelectSM contracts but excluding all other amounts allocated to the EQ/Money

Market variable investment option), and the account for special dollar cost averaging (under Accumulator® and Accumulator® EliteSM contracts only). Certain versions of the contracts also exclude amounts allocated to the EQ/Intermediate Government Bond variable investment option; the effective annual rate may be 4% in some states. Please see “State contract availability and/or variations of certain features and benefits” in your Prospectus to see what applies in your state; and

3% with respect to the EQ/Money Market variable investment option (certain versions of the contracts also include the EQ/Intermediate Government Bond variable investment option), the fixed maturity options, the guaranteed interest option and the loan reserve account under Rollover TSA (if applicable).

The benefit base stops rolling up on the contract date anniversary following the owner’s (or older joint owner’s, if applicable) 85th birthday.

Please see “Our administrative procedures for calculating your Roll-Up benefit base following a transfer” in your Prospectus for more information about how we calculate your Roll-Up benefit base when you transfer account values between investment options with a higher Roll-Up rate (6%) and investment options with a lower Roll-Up rate (3%).

Annual Ratchet to age 85 (used for the Annual Ratchet to age 85 enhanced death benefit, the Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit, the Greater of 4% Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit, AND for the Guaranteed minimum income benefit). If you have not taken a withdrawal from your contract, your benefit base is equal to the greater of either:

Your initial contribution to the contract (plus any additional contributions),

-or-

Your highest account value on any contract date anniversary up to the contract date anniversary following the owner’s (or older joint owner’s, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet).

If you have taken a withdrawal from your contract, your benefit base will be reduced from the amount described above. See “Accessing your money” in your Prospectus. The amount of any withdrawal charge is described under “Withdrawal charge” in “Charges and expenses” in your Prospectus. Please note: That withdrawal charges do not apply to Accumulator® SelectSM contracts. At any time after a withdrawal, your benefit base is equal to the greater of either:

Your benefit base immediately following the most recent withdrawal (plus any additional contributions made after the date of such withdrawal),

-or-

Your highest account value on any contract date anniversary after the date of the most recent withdrawal, up to the contract date anniversary following the owner’s (or older joint owner’s, if applicable) 85th birthday (plus any contributions made since the most recent Annual Ratchet after the date of such withdrawal).

Greater of 6% (or 4%, if applicable) Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit AND the Guaranteed minimum income benefit. Your benefit base is equal to the greater of the benefit base computed for the 6% Roll-Up to age 85 or the benefit base computed for the Annual Ratchet to age 85, as described immediately above, on each contract date anniversary. For the Guaranteed minimum income benefit, the benefit base is reduced by any applicable withdrawal charge remaining when the option is exercised. For more information, see “Withdrawal charge” in “Charges and expenses” in your Prospectus. Please note: That withdrawal charges to not apply to Accumulator®

SelectSM contracts.

Guaranteed minimum income benefit and the Roll-up benefit base reset

You will be eligible to reset your Guaranteed minimum income benefit Roll-Up benefit base on any contract date anniversary until the contract date anniversary following age 75 (or age 80 for certain contracts), if your contract has an annual reset. If your contract has a five year reset, you may reset the Roll-up benefit base to equal the account value on any 5th or later contract date anniversary, until the contract date anniversary following age 75. If you elected the Guaranteed minimum income benefit without the Greater of 6% (or 4%, if applicable) Roll-Up to age 85 or Annual Ratchet to age 85 enhanced death benefit, you may reset its Roll-Up benefit base on each contract date anniversary until the contract date anniversary following age 75 AND your investment option choices will be limited to the guaranteed interest option, the account for special dollar cost averaging (for Accumulator® and Accumulator® EliteSM contracts) or the account for special money market dollar cost averaging (for Accumulator® PlusSM and Accumulator® SelectSM contracts) and the permitted variable investment options. See “What are your investment options under the contract?” in your Prospectus. The reset amount would equal the account value as of the contract date anniversary on which you reset your

Roll-Up benefit base. The Roll-Up continues to age 85 on any reset benefit base. If you elected both the Guaranteed minimum income benefit AND the Greater of the 6% (or 4%, if applicable) Roll-Up to age 85 or the Annual Ratchet to age 85 enhanced death benefit (the “Greater of enhanced death benefit”), you will be eligible to reset the Roll-Up benefit base for these guaranteed benefits to equal the account value on any contract date anniversary until the contract date anniversary following age 75, and your investment options will not be restricted. We will send you a notice in each year that the Roll-Up benefit base is eligible to be reset, and you will have 30 days from your contract date anniversary to request a reset. At any time, you may choose one of the three available reset methods: one-time reset option, automatic annual reset program or automatic customized reset program.

It is important to note that once you have reset your Roll-Up benefit base, a new waiting period to exercise the Guaranteed minimum income benefit will apply from the date of the reset: you may not exercise until the tenth contract date anniversary following the reset or, if later, the earliest date you would have been permitted to exercise without regard to the reset. For certain contracts, this may not be later than the contract date anniversary following age 85. See “Exercise rules” under “Guaranteed minimum income benefit” in your Prospectus for more information. Please note that in almost all cases, resetting your Roll-Up benefit base will lengthen the exercise waiting period. Also, even when there is no additional charge when you reset your Roll-Up benefit base, the total dollar amount charged on future contract date anniversaries may increase as a result of the reset since the charges may be applied to a higher benefit base than would have been otherwise applied. See “Charges and expenses” in your Prospectus.

Appendix II

New Guaranteed Withdrawal Benefit for Life and Modified Death Benefit

If you elect the conversion option described in this Supplement, we will convert your existing Guaranteed minimum income benefit (the “GMIB”) into a guaranteed withdrawal benefit for life (the “New GWBL”) in return for terminating your GMIB and Guaranteed minimum death benefit (including the Standard death benefit, if applicable) (the “GMDB”) and accepting a modified death benefit (the “Modified DB”). The New GWBL and Modified DB are described below.

New Guaranteed withdrawal benefit for life

The New GWBL guarantees that you can take withdrawals up to a maximum amount per year (your

“Guaranteed annual withdrawal amount”) without reducing your New GWBL benefit base. The New

GWBL is currently only available to those owners who were eligible for and elected the Guaranteed

Minimum Income Benefit to Guaranteed Withdrawal Benefit for Life Conversion Option. You may take withdrawals by electing one of our automated payment plans or by taking partial withdrawals. All withdrawals reduce your account value and may reduce your Modified DB. The restrictions on your choice of variable investment options due to your previous election of the GMIB will continue to apply after you convert to the New GWBL.

Please note:

If you plan to take withdrawals in excess of your Guaranteed annual withdrawal amount, those withdrawals may significantly reduce or eliminate the value of the benefit (see “Effect of New GWBL Excess withdrawals” below).

If you are using your contract to fund a charitable remainder trust, you will have to take certain distribution amounts. Those distributions may adversely impact the benefit.

For traditional IRA contracts, you may take your lifetime required minimum distributions (“RMDs”) without losing the value of the New GWBL benefit, provided you comply with the conditions described under “Lifetime required minimum distribution withdrawals” in “Effect of New GWBL Excess withdrawals” below, including utilizing our Automatic RMD service. If you do not expect to comply with these conditions, this benefit may have limited usefulness for you and you should consider whether it is appropriate. Please consult your tax adviser.

New GWBL benefit base

Your initial “New GWBL benefit base” is determined as of the Effective Date and will be equal to your GMIB benefit base as of that date.

If you decide to defer taking withdrawals, your New GWBL benefit base will roll up daily (the “GWBL Roll-Up”) at the same annual Roll-Up rate that applied to your GMIB benefit base prior to the Effective Date, until the earlier of the date of your first withdrawal or the contract date anniversary following the owner (or annuitant, depending on your contract) reaching age 85. Once you take your first withdrawal or beginning on the contract date anniversary following age 85, your New GWBL benefit base will no longer roll up.

Your New GWBL benefit base is not reduced by withdrawals, except those withdrawals that cause total withdrawals in a contract year to exceed your Guaranteed annual withdrawal amount (“New GWBL

Excess withdrawal”). See “Effect of New GWBL Excess withdrawals” below.

Guaranteed annual withdrawal amount

Your initial Guaranteed annual withdrawal amount is equal to a percentage (the “New GWBL withdrawal percentage”) of your GMIB benefit base on the contract date anniversary prior to your acceptance of the conversion option.

Any withdrawals taken during the contract year in which you convert to the New GWBL but prior to the date your conversion option election becomes effective will count towards your initial Guaranteed annual withdrawal amount. This means that if the sum of those withdrawals exceeds your initial Guaranteed annual withdrawal amount, any withdrawals you take prior to your next contract date anniversary will be New GWBL Excess withdrawals.

In each subsequent contract year, your Guaranteed annual withdrawal amount is recalculated on your contract date anniversary, and is equal to the New GWBL withdrawal percentage of your New GWBL benefit base on that date.

The New GWBL withdrawal percentage that will apply to your contract will be two percentage points higher than the annual Roll-Up rate we currently apply to your GMIB benefit base. If your GMIB annual Roll-Up rate is 6.0%, your New GWBL withdrawal percentage will be 8.0%.

Beginning with the contract year following the year in which you elect the conversion option, the

Guaranteed annual withdrawal amount is guaranteed never to decrease for each year in which your account value does not fall to zero and there are no New GWBL Excess withdrawals. We will also recalculate your Guaranteed annual withdrawal amount as of the date of any New GWBL Excess withdrawal, as described in “Effect of New GWBL excess withdrawals” below.

Your Guaranteed annual withdrawals are not cumulative from year to year. If you withdraw less than the Guaranteed annual withdrawal amount in any contract year, you may not add the remainder to your Guaranteed annual withdrawal amount in any subsequent year. The minimum withdrawal amount is generally $300.

Withdrawals will be taken pro rata from your investment options. See “How withdrawals are taken from your account value” under “Accessing your money” in your Prospectus for more information. The withdrawal charge, if applicable under your contract, is waived upon conversion to the New GWBL for all withdrawals going forward.

GWBL Roll-Up

By electing the New GWBL, you are eligible for the GWBL Roll-Up, whereby we will increase your benefit base by a percentage of your benefit base that is equal to the annual GMIB Roll-Up rate that applied to your GMIB. (Investment options that rolled up at 3.0% for purposes of calculating your GMIB benefit base will continue to do so for purposes of calculating your New GWBL benefit base.) The GWBL Roll-Up is calculated and added to your New GWBL benefit base each day until you make a withdrawal from your contract. Once you make a withdrawal, the GWBL Roll-Up will no longer apply. The GWBL Roll-Up will also no longer apply after the contract date anniversary following your 85th birthday, even if you have never taken a withdrawal.

Effect of New GWBL Excess withdrawals

A New GWBL Excess withdrawal is caused when you withdraw more than your Guaranteed annual withdrawal amount in any contract year. Once a withdrawal causes cumulative withdrawals in a contract year to exceed your Guaranteed annual withdrawal amount, the portion of that withdrawal that exceeds the Guaranteed annual withdrawal amount and the entire amount of each subsequent withdrawal in that contract year are considered New GWBL Excess withdrawals.

A New GWBL Excess withdrawal can cause a significant reduction in both your New GWBL benefit base and your Guaranteed annual withdrawal amount. If you make a New GWBL Excess withdrawal, we will recalculate your New GWBL benefit base and the Guaranteed annual withdrawal amount, as follows:

The New GWBL benefit base is reduced pro rata by the portion of withdrawal that exceeds the Guaranteed annual withdrawal amount as of the date of the New GWBL Excess withdrawal. Reduction on a pro rata basis means that we calculate the percentage of your current account value that is being withdrawn and we reduce the benefit base by the same percentage (as shown in the example below).

On your next contract date anniversary, your Guaranteed annual withdrawal amount is recalculated to equal the New GWBL withdrawal percentage multiplied by the recalculated New

GWBL benefit base.

Please note that withdrawals in excess of your Guaranteed annual withdrawal amount may significantly reduce or eliminate the value of the New GWBL. If your account value is less than your New GWBL benefit base (due, for example, to negative market performance), a New GWBL Excess withdrawal, even one that is only slightly more than your Guaranteed annual withdrawal amount, can significantly reduce your New GWBL benefit base and the Guaranteed annual withdrawal amount. Example: Assume your New GWBL benefit base is $100,000, your New GWBL withdrawal percentage is 8.0% and your account value is $80,000 when you decide to begin taking withdrawals at age 65. Your Guaranteed annual withdrawal amount is equal to $8,000 (8.0% of $100,000). If you take an initial withdrawal of $12,000:

$8,000 of this withdrawal represents your Guaranteed annual withdrawal amount.

$4,000 of this withdrawal is a New GWBL Excess withdrawal, which is equal to 5.0% of your account value of $80,000 immediately prior to the withdrawal. Your New GWBL benefit base is immediately reduced by $5,000 ($100,000 x 5.0%) to $95,000. In addition, your Guaranteed annual withdrawal amount beginning in the next contract year is reduced to $7,600 (8.0% x $95,000), instead of the original $8,000.

You should note that a New GWBL Excess withdrawal that reduces your account value to zero terminates the contract, including all benefits, without value. See “Effect of your account value falling to zero” later in this section.

Lifetime required minimum distribution withdrawals. In general, if you participate in our Automatic RMD service, an automatic withdrawal under that program will not cause a New GWBL Excess withdrawal, even if it exceeds your Guaranteed annual withdrawal amount.

If you elect either the Maximum payment plan or the Customized payment plan AND our Automatic

RMD service, we will make an extra payment, if necessary, on each December 1st that will equal your lifetime required minimum distribution less all payments made through November 30th and any scheduled December payment. The combined automatic plan payments and lifetime required minimum distribution payment will not be treated as New GWBL Excess withdrawals, if applicable. However, if you take any partial withdrawals in addition to your lifetime required minimum distribution and automatic payment plan payments, your applicable automatic payment plan will be terminated. Also, the partial withdrawal may cause an New GWBL Excess withdrawal. You may enroll in the plan again at any time, but the scheduled payments will not resume until the next contract date anniversary. Further, your New GWBL benefit base and Guaranteed annual withdrawal amount may be reduced as described above.

If you elect our Automatic RMD service and elect to take your Guaranteed annual withdrawal amount in partial withdrawals without electing one of our available automatic payment plans, we will make a payment, if necessary, on each December 1st that will equal your required minimum distribution less all withdrawals made through November 30th. If prior to December 1st you make a partial withdrawal that exceeds your Guaranteed annual withdrawal amount, but not your RMD amount, that partial withdrawal will be treated as a New GWBL Excess withdrawal, as well as any subsequent partial withdrawals made during the same contract year. However, if by December 1st your withdrawals have not exceeded your RMD amount, the RMD payment we make to you will not be treated as a New GWBL Excess withdrawal.

Effect of your account value falling to zero

If your account value falls to zero due to a New GWBL Excess withdrawal, we will terminate your contract and you will receive no further payments or benefits. If a New GWBL Excess withdrawal results in a withdrawal that equals more than 90% of your cash value or reduces your cash value to less than $500, we will treat your request as a surrender of your contract even if your GWBL benefit base is greater than zero, and you will receive no further payments or benefits.

If your account value falls to zero, either due to a withdrawal or surrender that is not a New GWBL Excess withdrawal, your contract will terminate and you will be issued and receive annual payments under a supplementary life annuity contract, beginning on your next contract date anniversary. The amount of these payments will be based on your (or the younger spouse’s, if applicable) age on the date the account value fell to zero, your New GWBL benefit base and the applicable annuity purchase factor. The annuity purchase factors are specified in your New GWBL contract endorsement, and are lower than the New GWBL percentage used for calculating your Guaranteed annual withdrawal amount. Your supplementary life annuity contract will be automatically established as a Single life benefit contract. You can convert to a Joint life benefit contract by contacting us and adding a joint owner to the supplementary life annuity contract in writing any time before the later of the first payment is made or 30 days after the account value reached zero.

When the supplementary life annuity contract is issued, the owner of record under this contract will be the owner under the supplementary life annuity contract. The owner will also become the annuitant under the supplementary life annuity contract. Any joint owner under this contract will become the joint annuitant under the supplementary life annuity contract. If this contract is owned by a non-natural owner, the annuitant and joint annuitant, if applicable, generally remain the same under the supplementary life annuity contract.

If you were taking withdrawals through a “Maximum payment plan” or “Customized payment plan”, your payment frequency will remain unchanged using the new payment amount. Any remaining balance of your new annual payment amount for the current contract year will be paid in a lump sum, and then your new payments will continue at the same frequency on your next contract date anniversary. If you were taking unscheduled partial withdrawals, we will pay any remaining balance of your new annual payment amount for the current contract year in a lump sum, and then continue your new payments on your next contract date anniversary.

At our discretion, we may make the Lump Sum Payment Option available to you if your account value falls to zero for any reason other than a New GWBL Excess withdrawal. If we make this option available to you, we will notify you and the lump sum will be paid only if you elect that option. See “Guaranteed Benefit Lump Sum Payment Option” in the “Contract features and benefits” section of your Prospectus for more information.

Annuitization and Maturity Date

If you decide to annuitize your contract prior to your account value going to zero, we will apply the higher of (i) the current annuity purchase factors or (ii) the guaranteed annuity purchase factors specified in your contract to your account value to determine your periodic payments. Your contract has a maturity date, which is the contract date anniversary following your 95th birthday (or 90th birthday if you purchased your contract in New York). If your account value is greater than zero on the maturity date, your contract will terminate and a supplementary life annuity contract will be issued and your annual lifetime payments will begin on your next contract date anniversary and will continue until your death or your surviving spouse’s death, if applicable. The amount of these payments will be based your New GWBL benefit base on the maturity date and the applicable annuity purchase factor specified in your New GWBL contract endorsement (which is lower than the New GWBL percentage used for calculating your Guaranteed annual withdrawal amount) or the current annuity purchase factor, whichever is higher.

New Guaranteed withdrawal benefit for life charge

We deduct a charge for New GWBL benefit annually as a percentage of your New GWBL benefit base on each contract date anniversary. The charge is established on the Effective Date and is equal to the GMIB charge on the Effective Date applied to your New GWBL benefit base. We will deduct this charge from your value in the permitted variable investment options and the guaranteed interest option on a pro rata basis.

If the contract is surrendered or annuitized or a death benefit is paid on a date other than a contract date anniversary, we will deduct a pro rata portion of the charge for that year.

Other important considerations

This benefit is not appropriate if you do not intend to take withdrawals prior to annuitization.

Withdrawals are not considered as annuity payments for tax purposes, and may be subject to an additional 10% Federal income tax penalty if they are taken before age 59 1/2 unless you qualify for an exception. See the “Tax information” section of your Prospectus for more information.

All withdrawals reduce your account value and may reduce your Modified DB. See “Modified death benefit” below for more information.

The New GWBL benefit terminates if the contract is continued under the beneficiary continuation option. See “Benefit continuation option” in the “Payment of death benefit” section of your Prospectus.

If you elect the New GWBL on a Joint life basis and subsequently get divorced, your divorce will not automatically terminate the contract. For both Joint life and Single life contracts, it is possible that the terms of your divorce decree could significantly reduce or completely eliminate the value of this benefit. Any withdrawal made for the purpose of creating another contract for your ex-spouse will reduce the benefit base(s) as described in “Effect of New GWBL Excess withdrawals” above, even if pursuant to a divorce decree.

Modified death benefit

If you convert your GMIB, your GMDB will no longer be in effect and will be replaced by the “Modified DB”. The value of your GMDB benefit base on the Effective Date will become your Modified DB benefit base. The Modified DB benefit base will not increase, even if you defer taking withdrawals under the New GWBL, and will be reduced as follows:

If you had a “Greater of” GMDB, until age 85 your Modified DB benefit base (i) will not be reduced by withdrawals you make up to the amount of your Guaranteed annual withdrawal amount; and

(ii) will be reduced on a pro rata basis by the amount of any New GWBL Excess withdrawal. Beginning in the contract year in which you turn 85, your Modified DB benefit base will be reduced (i) on a dollar-for-dollar basis by withdrawals you make up to the amount of your Guaranteed annual withdrawal amount; and (ii) on a pro rata basis by the amount of any New GWBL Excess withdrawal. “Reduction on a pro rata basis” means that we calculate the percentage of your account value that is being withdrawn in excess of your Guaranteed annual withdrawal amount, and we reduce your Modified DB benefit base by that percentage. For example, assume your account value is $60,000, your Modified DB benefit base is $100,000 and your Guaranteed annual withdrawal amount is $8,000. If you withdraw $11,000, the $3,000 excess portion of that withdrawal represents 5.0% of your account value and will reduce your Modified DB benefit base benefit by 5.0%, or $5,000, to $95,000.

If you had the Standard or Annual Ratchet to age 85 death benefit, your death benefit will be reduced on a pro rata basis by any withdrawals you make.

The death benefit is equal to: (i) your account value (without adjustment for any otherwise applicable market value adjustment but adjusted for any pro rata optional benefit charges) as of the date we receive satisfactory proof of death, any required instructions for method of payment, information and forms necessary to effect payment, or (ii) the Modified DB benefit base amount on the date of the owner’s death (adjusted for any subsequent withdrawals), whichever provides a higher amount.

Modified DB charge

The percentage charge you will pay for the Modified DB is as follows:

If you previously had the “Greater of” 6% (or 4%, if applicable) Roll-Up to age 85 GMDB for which you paid a charge of 0.80%, you will pay a reduced annual charge of 0.55% for the Modified DB beginning on your next contract date anniversary.

If you previously had the “Greater of” 6% (or 4%, if applicable) Roll-Up to age 85 GMDB for which you paid a charge of 0.65%, you will pay a reduced annual charge of 0.40% for the Modified DB beginning on your next contract date anniversary.

If you previously had the “Greater of” 6% (or 4%, if applicable) Roll-Up to age 85 GMDB for which you paid a charge of 0.60%, you will pay a reduced annual charge of 0.35% for the Modified DB beginning on your next contract date anniversary.

If you previously had the Annual Ratchet to age 85 death benefit, you will continue to pay the same annual charge of 0.25% for the Modified DB.

If you previously had the Standard death benefit (for which there is no charge), there is no annual charge for the Modified DB.

New GWBL and Modified Death Benefit termination

The New GWBL and Modified DB will automatically terminate if: (i) a New GWBL Excess withdrawal reduces your account value to zero, (ii) the contract is continued under the beneficiary continuation option, if applicable, (iii) all amounts under the contract are applied to an annuity benefit, (iv) except as provided below, you change the owner of the contract, (v) you make an assignment of the contract, (vi) termination is required by an endorsement to your contract, or (vi) the contract terminates for any other reason. The New GWBL and Modified DB will not terminate if either of the following occurs:

If the contract is owned by a non-natural owner and the owner is changed to an individual, the New GWBL and Modified DB will not terminate and the contract’s benefits will continue to be determined by the annuitant, or joint annuitant, as applicable, at the time of ownership change.

If the contract is owned by an individual, and the owner is changed to a trust and the beneficial owner(s) remains the former owner or his or her family members, the New GWBL and Modified DB will not terminate and the contract’s benefits continue to be determined by the original owner.

Appendix III

Comparison of the GMIB and the New GWBL

The following table compares the key features of your GMIB and the New GWBL:

Feature	GMIB	New GWBL
Annual fee	As stated in your contract.	Same fee as you are currently paying for the GMIB.
Roll-Up rate	Your GMIB benefit base rolls up daily at an annual rate of 6.0% until the contract date anniversary following your 85th birthday, at which time you must exercise the GMIB or it will terminate.

Your New GWBL benefit base will roll
up daily at the same annual rate as your
GMIB benefit base. Once you make a
withdrawal or, if earlier, starting on the
contract date anniversary following your
85th birthday, your New GWBL benefit
base will no longer roll up.

Benefit Base Reset

You may be eligible to reset your GMIB benefit base to equal your account value as of the contract date anniversary on which the reset takes place. The specific rules for resetting your benefit base, including the applicable fees and the frequency with which you can elect to reset are specified in your Prospectus.

N/A
New GWBL Withdrawal percentage	N/A. The amount you can withdraw from your contract without reducing your GMIB benefit base below its value on your most recent contract date anniversary is determined by the GMIB Roll-Up rate.

8.0%, which is two percentage points
higher than your GMIB Roll-Up rate.
The New GWBL withdrawal percentage
determines the annual amount you can
withdraw from your contract without
reducing your New GWBL benefit base.

Effect of withdrawals on your benefit base

Withdrawals will reduce your GMIB benefit base on a dollar-for-dollar basis, as long as the sum of your withdrawals in a contract year is 6.0% or less of your GMIB benefit base on the most recent contract date anniversary.

Withdrawals in a contract year that exceed 6.0% of your GMIB benefit base on the most recent contract date anniversary will reduce your GMIB benefit base on a pro rata basis.

Your New GWBL benefit base will not
be reduced by cumulative withdrawals
up to your Guaranteed annual
withdrawal amount.

The portion of any withdrawal that
exceeds your Guaranteed annual
withdrawal amount, and the entire
amount of each subsequent withdrawal
in that contract year, are considered
New GWBL Excess withdrawals. If you
make a New GWBL Excess withdrawal:

• Your New GWBL benefit base is
reduced pro rata by the portion of
withdrawal that exceeds the Guaranteed
annual withdrawal amount as of the date
of the New GWBL Excess withdrawal.

The Guaranteed annual withdrawal
amount is recalculated to equal the
applicable withdrawal percentage
multiplied by the recalculated New
GWBL benefit base.

Exercise Date	The earliest date on which you are able to exercise the GMIB depends on your age when you purchased your contract, and is specified in your Prospectus.

Upon maturity of your contract on the
contract date anniversary following your
95th birthday, or if your account value
falls to zero due to a withdrawal or
surrender that is not a New GWBL
Excess withdrawal, your contract will
terminate and you will be eligible to
receive lifetime payments based on your
age, the New GWBL benefit base
amount and the applicable annuity
purchase factors.

Effect of termination of your contract	If your account value falls to zero and the no-lapse guarantee is in effect, your contract terminates and the GMIB is exercised automatically (or you elect another payment option, if available).

If your account value falls to zero either
due to a withdrawal or surrender that is
not a New GWBL Excess withdrawal,
your contract will terminate and you
will receive annual payments based on
your New GWBL benefit base and other
factors (unless you elect another
payment option, if available).

If your account value falls to zero and the no-lapse guarantee is no longer in effect, your contract terminates without value and you will lose the GMIB.
If your account value falls to zero due to a New GWBL excess withdrawal, your contract, including the New GWBL, will terminate without value.

Appendix IV

Comparison of the GMDB and Modified Death Benefit

The following table compares the key features of your GMDB and the New GWBL:

Feature	“Greater of” GMDB	Annual Ratchet to Age 85 Death Benefit	Standard Death Benefit	Modified DB
Annual fee	As stated in your contract and any applicable endorsements.	0.25%	No charge.	If you have the:
“Greater of” GMDB: 0.25% less than your current fee
Annual Ratchet death benefit: Same as your current fee
Standard death benefit: No charge
Death benefit amount	Greater of your account value or the “Greater of” GMDB benefit base.	Greater of your account value or the Annual Ratchet to age 85 benefit base.	Greater of your account value or the Standard death benefit base.	Greater of your account value or Modified DB benefit base.
Annual Roll-Up or Ratchet

The Roll-Up component of your “Greater of” GMDB benefit base rolls up daily at an annual rate of 6.0% (or 4.0%, depending on your contract). Beginning on the contract date anniversary following your 85th birthday, your “Greater of” GMDB benefit base will no longer roll up.

Your Annual Ratchet
to age 85 benefit base
is equal to the greater
of your total
contributions to your
contract or your
highest account value
on any contract date
anniversary (adjusted
for withdrawals, as
described below).
Beginning on the
contract date
anniversary following
your 85th birthday,
your Annual Ratchet
benefit base will no
longer increase.

			N/A. Your Standard death benefit base is equal to your total contributions to your contract and, except for any additional contributions, does not increase (and is reduced by withdrawals, as described below).	N/A. Your Modified DB benefit base is equal to your GMDB benefit base on the Effective Date and does not increase (and is reduced by withdrawals, as described below).

Comparison of the GMDB and Modified Death Benefit (Continued)

Feature	“Greater of” GMDB	Annual Ratchet to Age 85 Death Benefit	Standard Death Benefit	Modified DB
Effect of withdrawals

Withdrawals will reduce the Roll-Up component of your “Greater of” GMDB benefit base on a dollar-for-dollar basis, as long as the sum of your withdrawals in a contract year is 6.0% (or 4.0%, depending on your contract) or less of the Roll-Up component of your “Greater of” GMDB benefit base on the most recent contract date anniversary. Once a withdrawal is taken that causes the sum of withdrawals in a contract year to exceed 6.0% of the Roll-Up component of your “Greater of” GMDB benefit base on the most recent contract date anniversary, that entire withdrawal and any subsequent withdrawals in that same contract year will reduce the Roll-Up component of your “Greater of” GMDB benefit base on a pro rata basis. All withdrawals after your 85th birthday will reduce the Roll-Up component of your “Greater of” GMDB benefit base: (i) dollar-for-dollar for withdrawals up to the 6.0% times your benefit base on your most recent contract date anniversary and (ii) pro rata for all other withdrawals.

		All withdrawals will reduce your Annual Ratchet to age 85 benefit base on a pro rata basis.	All withdrawals reduce your Standard death benefit base on a dollar-for-dollar basis.

If you had a “Greater
of” GMDB: Until age
85 your Modified DB
benefit base (i) will
not be reduced by
withdrawals you make
up to the amount of
your Guaranteed
annual withdrawal
amount; and (ii) will
be reduced on a pro
rata basis by the
amount of any New
GWBL Excess
withdrawal in excess
of your guaranteed
annual withdrawal
amount. Beginning in
the contract year in
which you turn 85,
your Modified DB
benefit base will be
reduced: (i) on a
dollar-for-dollar basis
by withdrawals you
make up to the
amount of your
guaranteed annual
withdrawal amount;
and (ii) on a pro rata
basis by the amount of
any New GWBL
Excess withdrawal in
excess of your
guaranteed annual
withdrawal amount. If
you had the Standard
or Annual Ratchet to
age 85 death benefit:
All withdrawals
reduce your Modified
DB death benefit base
on a pro rata basis.

Effect of termination of your contract	If your account value falls to zero for any reason, you exercise the GMIB or annuitize your contract, or your contract reaches its maturity date, the “Greater of” GMDB terminates without value.

If your account value
falls to zero for any
reason, you exercise
the GMIB or annuitize
your contract, or your
contract reaches its
maturity date, the
Annual Ratchet to age
85 death benefit
terminates without
value.

			If your account value falls to zero for any reason, you exercise the GMIB or annuitize your contract, or your contract reaches its maturity date, the Standard death benefit terminates without value.	If your account value falls to zero for any reason, you annuitize your contract or your contract reaches its maturity date, the Modified DB terminates without value.

If you have any questions about the Conversion Option or would like a copy of the current Prospectus for your contract, contact your financial professional or call us directly at 1-866-638-0550.